Exhibit 10.3

FIRST AMENDMENT TO EMPLOYMENT AND NON-COMPETITION AGREEMENT

This First Amendment to Employment and Non-Competition Agreement (this “Amendment”) is made this 28th day of December, 2007 by and between National Interstate Corporation (“NIC”) and David W. Michelson (“Michelson”). NIC and Michelson are parties to an Employment and Non-Competition Agreement executed on March 12, 2007 and effective as of January 1, 2007 (the “Agreement”). This Amendment amends the Agreement, effective as of January 1, 2008.

In connection with the promotion of Michelson to the post of Chief Executive Officer of NIC, effective as of January 1, 2008, NIC and Michelson agree as follows:

1. Compensation. Sections 3(a) and 3(b) of the Agreement are hereby amended to read in their entirety as follows:

“(a) Base Salary. NIC will pay base salary to Michelson during the Term, in accordance with NIC’s normal payroll practices at the rate of $350,000 per year. The rate of Michelson’s base salary will be subject to review and potential increase, but not decrease, (i) in connection with annual salary reviews to be conducted in accordance with NIC’s customary practice or (ii) at such other time or times as the Board of Directors of NIC may deem it appropriate to increase Michelson’s base salary.

“(b) Annual Bonus. Michelson will be eligible for a bonus each year, subject to and in accordance with the rules of NIC’s Management Bonus Plan, with a target bonus for each year equal to 100% of his base salary for the year. Assuming Michelson remains in the employ of NIC through the end of 2008, the gross amount of his bonus for 2008, to be paid in accordance with and subject to the rules of NIC’s Management Bonus Plan, will be not less than $350,000.”

2. Compliance with Section 409A of the Code. A new Section 22, reading in its entirety as follows, is hereby inserted as the last numbered section in the Agreement:

“22. Compliance with Section 409A of the Code.

“(a) It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). This Agreement shall be construed, administered, and governed in a manner that effects such intent, and NIC shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out, or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon Michelson. Notwithstanding anything contained in this Agreement to the contrary, and except as provided in Section 22(b):

“(i) The severance benefits described under paragraphs (a)(i) and (a)(iv) of Section 16 shall be payable only upon a “separation from service” within the meaning of Section 409A of the Code.

“(ii) The continued base salary described in Section 16(a)(i) shall be paid in accordance with NIC’s normal payroll practices in effect on January 1, 2008. The additional profit sharing contributions required under Section 16(a)(iv) shall be paid in a single lump sum within 30 days following separation from service.

“(iii) The continued benefits described in Section 16(a)(iv) (other than the profit sharing contributions) that are taxable benefits (and that are not disability pay or death benefit plans within the meaning of Section 409A of the Code) are intended to comply, to the maximum extent possible, with the exception to Section 409A of the Code set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations. To the extent that any of those benefits either do not qualify for that exception, or are provided beyond the applicable time periods set forth in Section 1.409A-1(b)(9)(v) of the Treasury Regulations, then they shall be subject to the following additional rules: (x) any reimbursement of eligible expenses shall be paid within 30 days following Michelson’s written request for reimbursement; provided that Michelson provides written notice no later than 60 days prior to the last day of the calendar year following the calendar year in which the expense was incurred; (y) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, during any other calendar year; and (z) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. The reimbursement of legal fees and expenses described in Section 17(b) are subject to the rules of the immediately preceding sentence, provided that the legal fees and expenses must be incurred during the period commencing on the Effective Date and ending on the tenth anniversary of the end of the Term. Any interest described in Section 17(c) shall be paid at the same time as the payment or benefit is made or provided.

“(iv) In no event shall the exercise period of any stock option described in Section 16(a)(v) extend beyond its original term.

“(v) The severance benefits described in Section 16(b) of this Agreement shall be paid at the same time and in the same form as the benefits described in Section 16(a).

“(b) Notwithstanding anything contained in this Agreement to the contrary, if Michelson is a “specified employee,” as determined under NIC’s policy for determining specified employees on his termination date, all payments, benefits, or reimbursements provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A of the Code, that are provided upon a “separation from service” within the meaning of Section 409A of the Code (other than as a result of his death) and that would otherwise be paid or provided during the first six months following separation from service, shall instead be accumulated through and paid or provided, together with interest at the applicable federal rate under Section 7872(f)(2)(A) of the Code in effect on his separation from service, within 30 days after the first business day that is more than six months after the date of his separation from service (or, if Michelson dies during such six-month period, within 30 days after Michelson’s death).”

3. Confirmation of Agreement. Except as specifically provided in Sections 1 and 2 above, NIC and Michelson confirm that the Agreement is in effect on the date hereof and will remain in effect until terminated according to its terms, whether before or after January 1, 2008, and that all of the general provisions of the Agreement, including, without limitation, those relating to choice of law and notices, apply with equal force to this Amendment.

In witness whereof, the parties have executed this Amendment as of the date first written above.

NATIONAL INTERSTATE CORPORATION

By:	/s/ Julie A. McGraw
Julie A. McGraw Vice President and Chief Financial Officer

/s/ David W. Michelson
DAVID W. MICHELSON